Exhibit 99.1

Media Contacts:
Teresa Nilsen	Hibre Teklemariam
Hennessy Advisors, Inc.	SunStar Strategic
Terry@hennessyadvisors.com; 800-966-4354	HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports 25% Increase in Quarterly
Earnings Per Share and Announces Quarterly Dividend

May 8, 2024, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its second fiscal quarter of 2024, which ended March 31, 2024. The firm also announced a quarterly dividend of $0.1375 per share to be paid on June 5, 2024, to shareholders of record as of May 22, 2024, which represents an annualized dividend yield of 8.3%.*

“The markets started 2024 quite strong and I believe – and investors appear to agree – that many economic fundamentals continue to be favorable,” said Neil Hennessy, Chairman and CEO. “We are confident that employment numbers and corporate profit growth will anchor the markets through the uncertainties of an unsettling global landscape and inflationary pressures, which may continue.”

“Building on the solid performance in 2023, the S&P 500® Index returned 10.56% and the Dow Jones Industrial Average returned 6.14% for the quarter ended March 31, 2024. All 17 Hennessy Funds continue to produce solid results posting positive returns for the twelve months ended March 31, 2024. We believe our longer-term results are equally impressive. All 16 of the Hennessy Funds with more than ten years of historical performance had positive returns for both the five- and ten-year periods ended March 31, 2024,” said Neil Hennessy.

“It has been rewarding to see our business model produce sound results over the last six months. Our investment product performance has led to solid net inflows, and we were able to add over $70 million to our assets under management with the successful completion of the transaction with Community Capital Management, LLC,” said Teresa Nilsen, President and COO. “With our total assets under management up nearly 36% versus the prior comparable period, we are seeing both increased profitability and continued cash build strengthening our financial position for the future,” she added.

Summary Highlights (compared to the prior comparable quarter ended March 31, 2023):

●	Total revenue of $6.9 million, an increase of 17%.
●	Net income of $1.5 million, an increase of 29%.
●	Fully diluted earnings per share of $0.20, an increase of 25%.
●	Average assets under management, upon which revenue is earned, of $3.5 billion, an increase of 16%.
●	Total assets under management of $3.9 billion, an increase of 36%.
●	Cash and cash equivalents, net of gross debt, of $19.3 million, an increase of 10%.

	Three Months Ended March 31,		Change
	2024	2023	Dollar	Percent
Total Revenue	$6,939,977	$5,915,644	$1,024,333	17.3%
Net Income	1,539,823	1,194,430	345,393	28.9%
Earnings Per Share (Diluted)	0.20	0.16	0.04	25.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,700,203	7,610,729	89,474	1.2%
Average Fund Assets Under Management	3,459,895,504	2,985,902,812	473,992,692	15.9%

	As of March 31,
	2024	2023
Total Fund Assets Under Management	$3,852,601,729	$2,843,963,112	$1,008,638,617	35.5%
Cash and Cash Equivalents, Net of Gross Debt Balance	19,343,177	17,619,093	1,724,084	9.8%

*	Based on the closing stock price of $6.65 on May 7, 2024, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.